Exhibit 99.1

For Information
James R. Edwards
303-837-2444

FOR IMMEDIATE RELEASE

SM ENERGY REPORTS RESULTS FOR THE SECOND QUARTER OF 2012;
PROVIDES OPERATIONS UPDATE

•	Quarterly production of 8.4 MMBOE, an average of 92.6 MBOE/d or 555.7 MMCFE/d; in-line with quarterly guidance range of 549 - 593 MMCFE/d

•	Operated Eagle Ford shale production for the second quarter increases 16% from first quarter

•	27,700 net acres added to its Permian Basin acreage in first half of 2012; total Permian acreage now approximately 115,500 net acres

•	Quarterly GAAP net income of $24.9 million, or $0.37 per diluted share

DENVER, CO August 1, 2012 - SM Energy Company (NYSE: SM) announces financial results for the second quarter of 2012 and provides an operations update. In addition, a new presentation for the Company's second quarter earnings and operations update will be posted on the Company's website at www.sm‑energy.com. This presentation will be referenced during the conference call scheduled for 8:00 a.m. Mountain Time (10:00 a.m. Eastern Time) on August 2, 2012. Information for the earnings call can be found below.

SECOND QUARTER 2012 RESULTS

SM Energy reported net income for the second quarter of 2012 of $24.9 million or $0.37 per diluted share. This compares to net income of $124.5 million, or $1.86 per diluted share, for the same period of 2011. Adjusted net income for the second quarter of 2012 was $5.9 million, or $0.09 per diluted share, compared to adjusted net income of $61.1 million, or $0.91 per diluted share, for the same period of 2011. Adjusted net income excludes certain items that the Company believes affect the comparability of operating results. The Company generally excludes non-recurring items or items whose timing and/or amount cannot be reasonably estimated, and large non-cash items, such as gains or losses on divestiture activity and unrealized gains or losses from derivative activity. A summary of the adjustments made to arrive at adjusted net income is presented in the table below:

Adjusted Net Income Reconciliation
(in thousands, except per share data)

Reconciliation of net income (GAAP) to adjusted net income (Non-GAAP):
	For the Three Months Ended June 30,
	2012	2011

Reported net income (GAAP)	$24,889	$124,533
Adjustments, net of tax: (1)
Change in Net Profits Plan liability	(13,844)	(8,823)
Unrealized derivative gain	(51,205)	(36,500)
Loss (gain) on divestiture activity	15,158	(18,940)
Impairment of proved properties	24,154	—
Abandonment & impairment of unproved properties	6,713	780

Adjusted net income (Non-GAAP)	$5,865	$61,050

Adjusted net income per common share
Basic	$0.09	$0.96
Diluted	$0.09	$0.91

Weighted-average common shares outstanding
Basic	64,585	63,638
Diluted	67,556	66,909

(1) For the three-month periods ended June 30, 2012, adjustments are shown net of tax and are calculated using an effective tax rate of 37.3%, which approximates the Company's statutory tax rate, as adjusted for ordinary permanent differences. For the three-month period ended June 30, 2011, adjustments are shown net of tax using the effective income tax rate as calculated by dividing the income tax expense by income before income taxes as shown on the consolidated statement of operations for that period.

Earnings before interest, taxes, depreciation, depletion, amortization, accretion, and exploration expense ("EBITDAX") was $213.7 million for the second quarter of 2012, down from $242.4 million for the same period of 2011.

Adjusted net income and EBITDAX are non-GAAP financial measures — please refer to the respective reconciliations in the accompanying Financial Highlights section at the end of this release for additional information about these measures.

Revenues and other income for the second quarter were $304.4 million compared to $377.9 million for the same period of 2011, a 19% decrease. The table below provides the average realized prices received by product for the Company, as well as the adjusted prices received after taking into account cash settlements for derivative transactions:

Average Realized Commodity Prices for Quarter Ended June 30, 2012
	Before the effect of derivative cash settlements	After the effect of derivative cash settlements

Oil ($/Bbl)	$82.52	$80.52
Gas ($/Mcf)	$2.34	$3.02
Natural gas liquids ($/Bbl)	$37.79	$39.44
Equivalent ($/MCFE)	$6.18	$6.51

The table below presents key performance measures and metrics, as well as previously provided guidance for the second quarter of 2012:

Production	Reported	2Q12 Guidance

Average daily production (MMCFE/d)	555.7	549 - 593
Total production (BCFE)	50.6	50.0 - 54.0

Costs
LOE ($/MCFE)	$0.91	$0.83 - $0.88
Transportation ($/MCFE)	$0.60	$0.67 - $0.71
Production taxes (% of pre-derivative oil, gas, and NGL revenue)	4.7%	6.3%

G&A - Other Cash ($/MCFE)	$0.43	$0.43 - $0.46
G&A - Cash NPP ($/MCFE)	$0.07	$0.08 - $0.10
G&A - Non-cash ($/MCFE)	$0.12	$0.11 - $0.13
Total G&A ($/MCFE)	$0.62	$0.62 - $0.69

DD&A ($/MCFE)	$3.20	$3.20 - $3.40
Non-cash interest expense ($MM)	$1.0	$1.0

For the second quarter of 2012, SM Energy met or beat guidance on all metrics except LOE. Absolute dollars of LOE were in-line with the Company's expectations, however lower than anticipated production volumes drove per unit LOE above the guidance range for the quarter. Lower than forecasted production from the Eagle Ford shale programs, which are the largest driver of transportation expense for the Company, resulted in lower transportation expense for the quarter. SM Energy recorded lower than expected production taxes as a percentage of pre-derivative oil, gas, and NGL revenue due to tax incentive rebates the Company received during the second quarter of 2012 from the state of Oklahoma. These severance tax incentives relate to activity dating back to 2010 and have all been recorded in the current period resulting in a lower production tax rate for the quarter.

During the second quarter of 2012, the Company withdrew its sales package of DJ Basin assets from the market after receiving inadequate value for the assets. Accounting guidance requires that the assets be recorded at the lower of cost or market when reclassified as "held and used," which resulted in a $28.3 million non-cash loss on divestiture activity for the quarter. During the quarter, the Company recognized an impairment of proved properties of $38.5 million, primarily related to the Company's Haynesville shale assets. The Company also recorded a charge to abandonment and impairment of unproved properties of $10.7 million primarily related to an exploratory program in its Rocky Mountain region.

FINANCIAL POSITION AND LIQUIDITY

At the end of the second quarter of 2012, SM Energy had total long-term debt of $1.2 billion. A summary of the Company's long-term debt is shown in the table below:

Schedule of long-term debt
($ in millions)

Debt Issue	Amount outstanding at 6/30/12
Long-term credit facility	$61
Senior Notes due 2019	350
Senior Notes due 2021	350
Senior Notes due 2023	400
Total	$1,161

On June 29, 2012, the Company issued $400 million of 6.50% Senior Notes due in 2023. As a result of this issuance, the Company's borrowing base under its credit facility was automatically decreased from $1.5 billion to $1.4 billion. SM Energy has elected to keep its current commitments under its credit facility unchanged at $1.0 billion. As of June 30, 2012, SM Energy's debt-to-book capitalization ratio was 43%, and the ratio of the Company's debt to twelve month trailing EBITDAX was 1.2 times. As of the end of the second quarter, SM Energy was in compliance with all of the covenants associated with its long-term debt. As of June 30, 2012, and July 27, 2012, the Company's outstanding balance on its long-term credit facility was $61.0 million and $85.5 million, respectively.

OPERATIONS UPDATE

Production
SM Energy reported quarterly production of 50.6 BCFE, or an average of 555.7 MMCFE per day, for the second quarter of 2012, which is within the previously provided production guidance range of 549 to 593 MMCFE per day. Reported production declined slightly from the quarterly production of 50.7 BCFE in the first quarter of 2012 due to production declines in dry gas producing areas and divestitures that were not fully offset by production growth in other areas during the quarter.

Divestitures
During the first half of 2012, the Company has closed or entered into contracts to sell approximately $50 million of various legacy assets packages, including a non-operated Green River Basin package and non-operated Bakken/Three Forks assets in the Williston Basin.

Eagle Ford Shale
The Company's operated net production in the Eagle Ford shale averaged 207.1 MMCFE/d in the second quarter of 2012, a 16% increase from the first quarter production of 178.3 MMCFE/d. During the second quarter of 2012, SM Energy operated six drilling rigs on its operated Eagle Ford shale acreage. Starting in 2012, most drilling activity has been focused on drilling multi-well pads, and as a result, the well completion schedule for the year is weighted toward the second half. During the first half of 2012, the Company completed 26 wells in the operated program. Production in the second quarter was impacted by downstream pipeline curtailments in April and further constrained by continuing delays in the installation and start-up of new field production batteries on the third-party operated gathering system. These delays are being caused by later than expected deliveries of equipment resulting from increased industry demand. Based on the current schedule for delivery of midstream equipment, the Company now expects to complete 67 wells in 2012.

In the non-operated portion of the Company's Eagle Ford program, net production for the second quarter of 2012 averaged 9.5 MBOE/d. The operator ran approximately nine drilling rigs and one spudder rig during the second quarter of 2012 and is expected to continue at the same activity level for the remainder of the year. The operator has recently accelerated the expansion of the midstream assets, which is a non-carried expense under the carry agreement with Mitsui, causing an increase in the amount of capital invested in this system by SM Energy in 2012.

Bakken / Three Forks
SM Energy added a fourth drilling rig in the North Dakota portion of the Williston Basin at the end of the second quarter and plans to run those four rigs for the remainder of 2012. The Company currently has three of its rigs focused on Bakken and Three Forks drilling in the Company's Raven and Bear Den prospects in McKenzie and Williams Counties, North Dakota. The fourth operated rig is focused on the Three Forks formation in the Company's Gooseneck prospect in Divide County, North Dakota. During the first half of 2012, the Company transitioned most of its drilling and completion activity in the Williston Basin to multi-well pad infill drilling. The Company is also participating in a number of non-operated wells throughout the Williston Basin.

Permian Basin
During the first half of 2012, the Company increased its acreage position in the Permian Basin by 27,700 net acres and increased its development rig count in the basin to three rigs. During the second quarter, one of the rigs was focused on Mississippian Limestone development in the northern Midland Basin where the Company has seen encouraging results with recent wells. The Company operated a rig in a recently acquired acreage block near Midland, Texas, and completed a horizontal well in the Leonard Shale. The well is currently flowing back and a second well is currently being drilled. The Company also completed a Bone Springs development well on acreage it holds in New Mexico and is drilling the second well of a multi-well program in that play. At the beginning of the third quarter, the Company added a second rig to its Mississippian Limestone development program, increasing its total operated rig count in the Permian Basin to four.

Other Activity
In its Granite Wash program, the Company operated three rigs throughout the second quarter of 2012 and completed five wells. The Company also operated one rig in its Niobrara/Frontier program in the Powder River Basin.

UPDATED CAPITAL, PRODUCTION, AND PERFORMANCE GUIDANCE

SM Energy is updating its previously provided capital expenditure and operational guidance for the third quarter and for the full year 2012.

The Company's current forecast for 2012 capital investment will be approximately $1.5 billion. The following table summarizes the updated capital allocations for 2012:

Capital Update
(in millions)	Updated 2012
	Capital Plan
Drilling Capital
Operated Eagle Ford	$520	-	$570
Operated Bakken/Three Forks	$160	-	$185
Operated Granite Wash	$50	-	$60
Other Operated	$60	-	$80
Operated Permian	$95	-	$105
Outside Operated	$150	-	$200
Drilling Subtotal (1)	$1,100	-	$1,200

Non Drilling Capital	$250	-	$350

Total (1)	$1,450	-	$1,550

(1) Ranges of capital are not intended to sum.

As indicated earlier, non-drilling capital is now forecast to be higher than in the original plan due to non-operated infrastructure investment in the Eagle Ford shale. Capital in the operated Eagle Ford program is expected to be lower than originally planned due to infrastructure related deferrals of a number of completions. This development capital has been shifted to oily activities in the Permian Basin and the non-operated portion of the Bakken/Three Forks program.

The Company is providing updated production and cost guidance for third quarter and full year 2012 in the table below:

Guidance for 2012
	3Q12	FY2012
Production (BCFE)	52.0 - 55.5	210 - 217
Average daily production (MMCFE/d)	565 - 603	573 - 593
Oil production (as % of total)		~28%
Natural gas production (as % of total)		~55%
NGL production (as % of total)		~17%

LOE ($/MCFE)	$0.88 - $0.94	$0.85 - $0.91
Transportation ($/MCFE)	$0.69 - $0.73	$0.64 - $0.68
Production taxes (% of pre-derivative oil, gas, and NGL revenue)	6.1%	5.6%

G&A - Cash ($/MCFE)	$0.44 - $0.47	$0.41 - $0.45
G&A - Cash NPP ($/MCFE)	$0.07 - $0.09	$0.07 - $0.09
G&A - Non-cash ($/MCFE)	$0.13 - $0.15	$0.11 - $0.13
Total G&A ($/MCFE)	$0.64 - $0.71	$0.59 - $0.67

DD&A ($/MCFE)	$3.20 - $3.40	$3.20 - $3.40
Non-cash interest expense ($MM)	$1.1	$6.8

Effective income tax rate range		37.0% - 37.5%
% of income tax that is current		<5%

EARNINGS CALL INFORMATION

The Company has scheduled a teleconference to discuss these results and other operational matters for August 2, 2012, at 8:00 a.m. Mountain time (10:00 a.m. Eastern time). The call participation number is 877-445-0811 and the conference ID number is 10490818. An audio replay of the call will be available approximately two hours after the call at 855-859-2056, with the conference ID number 10490818. International participants can dial 617‑401-8115 to take part in the conference call, using the conference ID number 10490818, and can access a replay of the call at 404-537-3406, using conference ID number 10490818. Replays can be accessed through August 16, 2012.

This call is being webcast live and can be accessed at SM Energy Company's website at www.sm-energy.com. An audio recording of the conference call will be available at that site through August 16, 2012.

INFORMATION ABOUT FORWARD LOOKING STATEMENTS

This release may contain or incorporate by reference forward looking statements within the meaning of securities laws, including estimates, forecasts, plans and projections. The words “will,” “believe,” “budget,” “anticipate,” “plan,” “intend,” “estimate,” “forecast,” and “expect” and similar expressions are intended to identify forward looking statements. The forward looking statements contained in this release speak as of the date of this release. These statements involve known and unknown risks, which may cause SM Energy's actual results to differ materially from results expressed or implied by the forward looking statements. These risks include such factors as the volatility and level of oil, natural gas, and natural gas liquids prices, the uncertain nature of the expected benefits from the acquisition, divestiture, or joint venture of oil and gas properties, the uncertain nature of announced divestiture, joint venture, farm down or similar efforts and the ability to complete such transactions, uncertainties inherent in projecting future rates of production from drilling activities and acquisitions, the ability of midstream service providers to purchase or market the Company's production, the ability of purchasers of production to pay for those sales, the availability of debt and equity financing for purchasers of oil and gas properties, the ability of the banks in the Company's credit facility to fund requested borrowings, the ability of derivative counterparties to settle derivative contracts in favor of the Company, the imprecise nature of estimating oil and gas reserves, the availability of additional economically attractive exploration, development, and property acquisition opportunities for future growth and any necessary financings, unexpected drilling conditions and results, unsuccessful exploration and development drilling, the availability of drilling, completion, and operating equipment and services, the risks associated with the Company's commodity price risk management strategy, uncertainty regarding the ultimate impact of potentially dilutive securities, and other such matters discussed in the “Risk Factors” section of SM Energy's 2011 Annual Report on Form 10-K and subsequent quarterly reports filed on Form 10-Q. Although SM Energy may from time to time voluntarily update its prior forward looking statements, it disclaims any commitment to do so except as required by securities laws.

ABOUT THE COMPANY

SM Energy Company is an independent energy company engaged in the acquisition, exploration, development, and production of crude oil, natural gas, and natural gas liquids in onshore North America. SM Energy routinely posts important information about the Company on its website. For more information about SM Energy, please visit its website at
www.sm-energy.com

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS
June 30, 2012

Guidance Comparison
	For the Three Months Ended June 30, 2012
	Actual	Guidance Range

Average daily production (MMCFE per day)	555.7	549 - 593
Total production (BCFE)	50.6	50.0 - 54.0

Lease operating expense (per MCFE)	$0.91	$0.83 - $0.88
Transportation expense (per MCFE)	$0.60	$0.67 - $0.71
Production taxes, as a percentage of pre-derivative oil, gas, and NGL revenue	4.7%	6.3%

General and administrative - Cash (per MCFE)	$0.43	$0.43 - $0.46
General and administrative - Cash related to Net Profits Plan (per MCFE)	$0.07	$0.08 - $0.10
General and administrative - Non-cash (per MCFE)	$0.12	$0.11 - $0.13
Total General and administrative (per MCFE)	$0.62	$0.62 - $0.69

Depreciation, depletion, and amortization (per MCFE)	$3.20	$3.20 - $3.40

Non-cash interest expense ($MM)	$1.0	$1.0

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS
6/30/2012

Production Data	For the Three Months Ended June 30,			For the Six Months Ended June 30,
	2012	2011	Percent Change	2012	2011	Percent Change

Average realized sales price, before the effects of
derivative cash settlements:
Oil (per Bbl)	$82.52	$97.51	(15)%	$86.72	$91.76	(5)%
Gas (per Mcf)	2.34	4.63	(49)%	2.62	4.50	(42)%
NGL (per Bbl)	37.79	54.02	(30)%	40.94	50.80	(19)%
Equivalent (per MCFE)	$6.18	$8.40	(26)%	$6.67	$8.04	(17)%

Average realized sales price, including the effects of
derivative cash settlements:
Oil (per Bbl)	$80.52	$84.40	(5)%	$83.52	$79.82	5%
Gas (per Mcf)	3.02	5.01	(40)%	3.31	5.02	(34)%
NGL (per Bbl)	39.44	47.49	(17)%	41.06	44.60	(8)%
Equivalent (per MCFE)	$6.51	$7.89	(17)%	$6.90	$7.67	(10)%

Production:
Oil (MMBbls)	2.4	1.9	27%	4.9	3.6	34%
Gas (Bcf)	28.1	23.9	18%	56.8	45.6	24%
NGL (MMBbls)	1.4	0.8	75%	2.5	1.4	81%
BCFE (6:1)	50.6	39.8	27%	101.3	75.9	33%

Average daily production:
Oil (MBbls per day)	25.9	20.4	27%	26.7	20.1	33%
Gas (MMcf per day)	309.2	262.7	18%	312.0	252.2	24%
NGL (MBbls per day)	15.2	8.7	75%	14.0	7.8	80%
MMCFE per day (6:1)	555.7	436.9	27%	556.4	419.3	33%

Per MCFE Data:
Realized price before the effects of derivative cash settlements	$6.18	$8.40	(26)%	$6.67	$8.04	(17)%
Lease operating expense	0.91	0.84	8%	0.85	0.87	(2)%
Transportation costs	0.60	0.42	43%	0.58	0.42	38%
Production taxes	0.29	0.08	263%	0.33	0.28	18%
General and administrative	0.62	0.69	(10)%	0.59	0.70	(16)%
Operating profit, before the effects of derivative cash settlements	$3.76	$6.37	(41)%	$4.32	$5.77	(25)%
Derivative cash settlements	0.33	(0.51)	(165)%	0.23	(0.37)	(162)%
Operating profit, including the effects of derivative cash settlements	$4.09	$5.86	(30)%	$4.55	$5.40	(16)%
Depletion, depreciation, amortization, and
asset retirement obligation liability accretion	$3.20	$2.90	10%	$3.27	$2.91	12%

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS
June 30, 2012

Consolidated Statements of Operations
(in thousands, except per share amounts)	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2012	2011	2012	2011
Operating revenues and other income:
Oil, gas, and NGL production revenue	$312,608	$333,934	$675,203	$610,247
Realized hedge gain (loss)	185	(6,330)	1,837	(7,705)
Gain (loss) on divestiture activity	(24,176)	30,019	(22,714)	54,934
Marketed gas system and other operating revenue	15,803	20,250	27,517	35,726
Total operating revenues and other income	304,420	377,873	681,843	693,202

Operating expenses:
Oil, gas, and NGL production expense	91,134	53,342	178,266	119,154
Depletion, depreciation, amortization, and asset retirement obligation liability accretion	161,608	115,382	331,178	220,738
Exploration	22,007	9,603	40,614	22,315
Impairment of proved properties	38,523	—	38,523	—
Abandonment and impairment of unproved properties	10,707	1,237	10,849	4,316
General and administrative	31,130	27,310	59,272	53,171
Change in Net Profits Plan liability	(22,079)	(13,984)	(18,140)	211
Unrealized and realized derivative (gain) loss	(98,112)	(43,876)	(95,896)	44,553
Marketed gas system and other operating expense	17,111	17,152	28,561	37,009
Total operating expenses	252,029	166,166	573,227	501,467

Income from operations	52,391	211,707	108,616	191,735

Nonoperating income (expense):
Interest income	5	227	75	355
Interest expense	(12,712)	(14,550)	(26,990)	(24,264)

Income before income taxes	39,684	197,384	81,701	167,826
Income tax expense	(14,795)	(72,851)	(30,476)	(61,796)

Net income	$24,889	$124,533	$51,225	$106,030

Basic weighted-average common shares outstanding	64,585	63,638	64,345	63,543

Diluted weighted-average common shares outstanding	67,556	66,909	67,806	66,695

Basic net income per common share	$0.39	$1.96	$0.80	$1.67

Diluted net income per common share	$0.37	$1.86	$0.76	$1.59

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS
June 30, 2012

Consolidated Balance Sheets
(in thousands, except per share amounts)	June 30,	December 31,
ASSETS	2012	2011
Current assets:
Cash and cash equivalents	$184	$119,194
Accounts receivable	209,633	210,368
Refundable income taxes	2,603	5,581
Prepaid expenses and other	46,812	68,026
Derivative asset	69,207	55,813
Deferred income taxes	5,798	4,222
Total current assets	334,237	463,204

Property and equipment (successful efforts method), at cost:
Land	1,845	1,548
Proved oil and gas properties	4,869,603	4,378,987
Less - accumulated depletion, depreciation, and amortization	(2,034,929)	(1,766,445)
Unproved oil and gas properties	122,005	120,966
Wells in progress	274,690	273,428
Materials inventory, at lower of cost or market	12,966	16,537
Oil and gas properties held for sale	60,711	246
Other property and equipment, net of accumulated depreciation of $20,799 in 2012 and $23,985 in 2011	120,058	71,369
Total property and equipment, net	3,426,949	3,096,636

Other noncurrent assets:
Derivative asset	44,270	31,062
Restricted cash	109,486	124,703
Other noncurrent assets	84,629	83,375
Total other noncurrent assets	238,385	239,140

Total Assets	$3,999,571	$3,798,980

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$460,611	$456,999
Derivative liability	9,150	42,806
Other current liabilities	6,000	6,000
Total current liabilities	475,761	505,805

Noncurrent liabilities:
Long-term credit facility	61,000	—
3.50% Senior Convertible Notes, net of unamortized discount of $2,431 in 2011	—	285,069
6.625% Senior Notes Due 2019	350,000	350,000
6.50% Senior Notes Due 2021	350,000	350,000
6.50% Senior Notes Due 2023	400,000	—
Asset retirement obligation	89,027	87,167
Asset retirement obligation associated with oil and gas properties held for sale	1,732	1,277
Net Profits Plan liability	89,591	107,731
Deferred income taxes	596,725	568,263
Derivative liability	956	12,875
Other noncurrent liabilities	57,083	67,853
Total noncurrent liabilities	1,996,114	1,830,235

Stockholders’ equity:
Common stock, $0.01 par value - authorized: 200,000,000 shares; issued: 65,155,340 shares in 2012 and 64,145,482 shares in 2011; outstanding, net of treasury shares: 65,100,773 shares in 2012 and 64,064,415 shares in 2011	652	641
Additional paid-in capital	234,562	216,966
Treasury stock, at cost: 54,567 shares in 2012 and 81,067 shares in 2011	(1,263)	(1,544)
Retained earnings	1,299,175	1,251,157
Accumulated other comprehensive loss	(5,430)	(4,280)
Total stockholders' equity	1,527,696	1,462,940

Total Liabilities and Stockholders’ Equity	$3,999,571	$3,798,980

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS
June 30, 2012

Consolidated Statements of Cash Flows
(in thousands)
	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2012	2011	2012	2011
Cash flows from operating activities:
Net income	$24,889	$124,533	$51,225	$106,030
Adjustments to reconcile net income to net cash provided by operating activities:
Loss (gain) on divestiture activity	24,176	(30,019)	22,714	(54,934)
Depletion, depreciation, amortization, and asset retirement obligation liability accretion	161,608	115,382	331,178	220,738
Exploratory dry hole expense	7,592	9	8,198	49
Impairment of proved properties	38,523	—	38,523	—
Abandonment and impairment of unproved properties	10,707	1,237	10,849	4,316
Stock-based compensation expense	8,022	6,286	12,372	11,837
Change in Net Profits Plan liability	(22,079)	(13,984)	(18,140)	211
Unrealized derivative (gain) loss	(81,666)	(57,852)	(74,014)	24,160
Amortization of debt discount and deferred financing costs	951	7,674	4,616	11,294
Deferred income taxes	14,927	70,415	30,215	52,241
Plugging and abandonment	(1,516)	(1,395)	(1,516)	(1,430)
Other	251	(3,917)	(867)	(5,888)
Changes in current assets and liabilities:
Accounts receivable	14,702	(26,755)	735	(10,370)
Refundable income taxes	(28)	1,618	2,978	5,348
Prepaid expenses and other	(1,756)	(5,267)	(4,759)	15,692
Accounts payable and accrued expenses	22,932	25,811	(4,019)	(2,530)
Excess income tax benefit from the exercise of stock awards	—	(488)	—	(6,791)
Net cash provided by operating activities	222,235	213,288	410,288	369,973

Cash flows from investing activities:
Net proceeds from sale of oil and gas properties	13,731	58,929	15,410	97,952
Capital expenditures	(370,351)	(352,681)	(705,366)	(662,372)
Acquisition of oil and gas properties	(5,312)	—	(5,312)	—
Other	(1,439)	—	111	(2,355)
Net cash used in investing activities	(363,371)	(293,752)	(695,157)	(566,775)

Cash flows from financing activities:
Proceeds from credit facility	776,500	—	802,500	102,000
Repayment of credit facility	(739,500)	—	(741,500)	(150,000)
Debt issuance costs related to credit facility	—	(8,525)	—	(8,525)
Net proceeds from Senior Notes due 2019	—	—	—	341,435
Net proceeds from Senior Notes due 2023	392,336	—	392,336	—
Repayment of Convertible Notes	(287,500)	—	(287,500)	—
Proceeds from sale of common stock	1,850	1,469	2,888	4,929
Dividends paid	(3,208)	(3,181)	(3,208)	(3,181)
Excess income tax benefit from the exercise of stock awards	—	488	—	6,791
Other	556	(1)	343	(644)
Net cash provided by financing activities	$141,034	$(9,750)	$165,859	$292,805

Net change in cash and cash equivalents	$(102)	$(90,214)	$(119,010)	$96,003
Cash and cash equivalents at beginning of period	286	191,294	119,194	5,077
Cash and cash equivalents at end of period	$184	$101,080	$184	$101,080

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS
June 30, 2012

Adjusted Net Income
(in thousands, except per share data)

Reconciliation of net income (GAAP)
to adjusted net income (Non-GAAP):
	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2012	2011	2012	2011

Reported net income (GAAP)	$24,889	$124,533	$51,225	$106,030

Adjustments net of tax: (1)
Change in Net Profits Plan liability	(13,844)	(8,823)	(11,374)	133
Unrealized derivative (gain) loss	(51,205)	(36,500)	(46,407)	15,264
Loss (gain) on divestiture activity	15,158	(18,940)	14,241	(34,706)
Impairment of proved properties	24,154	—	24,154	—
Abandonment and impairment of unproved properties	6,713	780	6,802	2,727

Adjusted net income (Non-GAAP) (2)	$5,865	$61,050	$38,641	$89,448

Adjusted net income per share (Non-GAAP)
Basic	$0.09	$0.96	$0.60	$1.41
Diluted	$0.09	$0.91	$0.57	$1.34

Weighted-average common shares outstanding
Basic	64,585	63,638	64,345	63,543
Diluted	67,556	66,909	67,806	66,695

(1) For the three and six-month periods ended June 30, 2012, adjustments are shown net of tax and are calculated using an effective tax rate of 37.3%, which approximates the Company's statutory tax rate, as adjusted for ordinary permanent differences. For the three and six-month periods ended June 30, 2011, adjustments are shown net of tax using the effective income tax rate as calculated by dividing the income tax expense by income before income taxes as shown on the consolidated statement of operations for that respective period.

(2) Adjusted net income excludes certain items that the Company believes affect the comparability of operating results. Items excluded generally are non-recurring items or are items whose timing and/or amount cannot be reasonably estimated. These items include non-cash adjustments and impairments such as the change in the Net Profits Plan liability, unrealized derivative (gain) loss, impairment of proved properties, abandonment and impairment of unproved properties, and gain on divestiture activity. The non-GAAP measure of adjusted net income is presented because management believes it provides useful additional information to investors for analysis of SM Energy's fundamental business on a recurring basis. In addition, management believes that adjusted net income is widely used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the oil and gas exploration and production industry, and many investors use the published research of industry research analysts in making investment decisions. Adjusted net income should not be considered in isolation or as a substitute for net income, income from operations, cash provided by operating activities or other income, profitability, cash flow, or liquidity measures prepared under GAAP. Since adjusted net income excludes some, but not all, items that affect net income and may vary among companies, the adjusted net income amounts presented may not be comparable to similarly titled measures of other companies.

EBITDAX
(in thousands)

Reconciliation of net income (GAAP) to EBITDAX (Non-GAAP)
	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2012	2011	2012	2011

Reported net income (GAAP)	$24,889	$124,533	$51,225	$106,030

Adjustments:
Interest income	(5)	(227)	(75)	(355)
Interest expense	12,712	14,550	26,990	24,264
Income tax expense	14,795	72,851	30,476	61,796
Depletion, depreciation, amortization, and asset retirement obligation liability accretion	161,608	115,382	331,178	220,738
Exploration	22,007	9,603	40,614	22,315
Impairment of proved properties	38,523	—	38,523	—
Abandonment and impairment of unproved properties	10,707	1,237	10,849	4,316
Stock-based compensation expense	8,022	6,286	12,372	11,837
Unrealized derivative (gain) loss	(81,666)	(57,852)	(74,014)	24,160
Change in Net Profits Plan liability	(22,079)	(13,984)	(18,140)	211
Loss (gain) on divestiture activity	24,176	(30,019)	22,714	(54,934)
EBITDAX (Non-GAAP) (3)	$213,689	$242,360	$472,712	$420,378

(3) EBITDAX represents income or loss before interest expense, interest income, income taxes, depreciation, depletion, amortization and accretion, exploration expense, property impairments, non-cash stock compensation expense, unrealized derivative gains and losses, change in the Net Profit Plan liability, and gains and losses on divestitures. EBITDAX excludes certain items that we believe affect the comparability of operating results and can exclude items which are generally one-time or whose timing and/or amount cannot be reasonably estimated. EBITDAX is a non-GAAP measure that is presented because we believe that it provides useful additional information to investors, as a performance measure, for analysis of our ability to internally generate funds for exploration, development, acquisitions, and to service debt. We are also subject to financial covenants under our credit facility based on our debt to EBITDAX ratio. In addition, EBITDAX is widely used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the oil and gas exploration and production industry, and many investors use the published research of industry research analysts in making investment decisions. EBITDAX should not be considered in isolation or as a substitute for net income, income from operations, net cash provided by operating activities, profitability, or liquidity measures prepared under GAAP. Since EBITDAX excludes some, but not all items that affect net income and may vary among companies, the EBITDAX amounts presented may not be comparable to similar metrics of other companies.